Exhibit 99.1

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT CLOSES

ON A $7.5 MILLION BANK LOAN FROM PATRIOT BANK

COS COB, CT – April 30, 2018 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a growing media company building online video-on-demand (“VOD”) networks that provide positive and entertaining video content for all screens, today announced that it has closed on a previously announced commercial credit proposal from Patriot Bank, N.A. for $7.5 million. The financing consists of a 5-year, $5.0 million term loan and a 3-year, $2.5 million revolving credit facility.

“This term loan and credit facility provides CSS Entertainment with up to $7.5 million in increased borrowing capacity for acquisitions and general corporate purposes, giving us increased flexibility to execute on our business plan,” said Scott W. Seaton, Vice Chairman & Chief Strategy Officer of CSS Entertainment.

“CSS Entertainment is on the cutting edge of the growing on-demand content delivery sector, with robust assets and a clear strategic plan moving forward,” said Richard A. Muskus, Jr., President of Patriot Bank, N.A. “Patriot Bank is excited to support this innovative consumer brand as it continues to achieve impressive market expansion and delivers further value to its customers and shareholders.”

$1.7 million of the proceeds will be used to repay the company’s existing credit line which will be replaced by this new credit facility.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a growing media company building online video on-demand (“VOD”) networks that provide positive and entertaining video content for all screens. The company also curates, produces and distributes long- and short-form video content that brings out the best of the human spirit, and distributes the online content of its affiliate, A Plus. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. The company is also expanding its partnerships with sponsors, television networks and independent producers. The company’s subsidiary, Screen Media, is a leading global independent television and film distribution company that owns one of the largest independently owned television and film libraries. The company also owns Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network, and four additional AVOD networks that collectively have rights to exhibit thousands of movies and television episodes. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

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INVESTOR RELATIONS	MEDIA CONTACT
James Carbonara	Kate Barrette
Hayden IR	RooneyPartners LLC
james@haydenir.com	kbarrette@rooneyco.com
(646) 755-7412	(212) 223-0561